UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2021

Vaxart, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35285	59-1212264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Harbor Way, Suite 300, South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 550-3500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, $0.0001 par value	VXRT	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 21, 2021, the Board of Directors of Vaxart, Inc. (the “Company”) appointed David Wheadon, M.D. to serve on our board of directors, until his successor is elected and qualified, or sooner in the event of his death, resignation or removal. Our board of directors has determined that Dr. Wheadon meets the requirements for independence under the applicable listing standards of The Nasdaq Stock Market LLC and the Securities Exchange Act of 1934, as amended. Dr. Wheadon was also appointed as a member of the Compensation Committee of the Board (the “Compensation Committee”).

Dr. Wheadon, 63, served as Senior Vice President, Global Regulatory Affairs, Patient Safety and Quality Assurance for AstraZeneca Pharmaceuticals from 2014 to 2019 and as Executive Vice President, Research and Advocacy at the Juvenile Diabetes Research Foundation from 2013 to 2014. From 2009 to 2013, Dr. Wheadon served as Senior Vice President, Scientific and Regulatory Affairs and as a member of the Management Committee of the Pharmaceutical Research and Manufacturers of America (PhRMA). Prior to his joining PhRMA, Dr. Wheadon held senior regulatory and clinical development leader roles at Abbott Laboratories and GlaxoSmithKline plc. Dr. Wheadon began his career as a clinical research physician in neuroscience at Eli Lilly & Company. Dr. Wheadon currently serves on the board of directors of Karuna Therapeutics, Inc. He formerly served on the board of directors of Assertio Holdings, Inc. (formerly Assertio Therapeutics, Inc.). Dr. Wheadon holds an A.B. from Harvard College and an M.D. from Johns Hopkins University School of Medicine. He completed his fellowship training in Psychiatry at the Tufts, New England Medical Center.

Dr. Wheadon will be entitled to receive cash and equity compensation for his service on our board of directors and committees thereof in the standard amounts previously approved by our board of directors. He will receive a pro rata portion of an annual cash retainer for serving on the board of directors ($40,000) and a pro rata portion of an annual cash retainer for serving as member of the compensation committee ($5,000). Retainers are paid on a quarterly basis in the first week of the following quarter.

The Board intends to grant of a time-based stock option to Dr. Wheadon covering a total of 65,700 shares of common stock, which will vest in three equal annual installments over three years, and which will have a per share exercise price equal to the closing price of the shares on the date of grant.

Dr. Wheadon also entered into our standard form of indemnification agreement, the form of which is filed as Exhibit 10.3 to our Current Report on Form 8-K (File No. 001-35285), filed with the U.S. Securities and Exchange Commission on February 20, 2018.

There are no arrangements or understandings between Dr. Wheadon and any other persons, pursuant to which he was appointed as a member of our board of directors. There are no family relationships between Dr. Wheadon and any of our directors or executive officers. Dr. Wheadon is not a party to any current or proposed transaction with us for which disclosure is required under Item 404(a) of Regulation S-K.

On April 23, 2021, the Company issued a press release announcing the appointment of Dr. Wheadon as a director. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

99.1	Press Release, dated April 23, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vaxart, Inc.

Dated: April 23, 2021
	By:	/s/ Andrei Floroiu
Andrei Floroiu
President and Chief Executive Officer